SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 10, 2007
(Date of earliest event reported)

VERSADIAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28195	11-3535204
(State or other	(Commission File	(IRS Employer
jurisdiction of incorporation)	Number)	Identification No.)

305 Madison Avenue, New York, NY	10165
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code	(212) 986-0886
(Issuer’s telephone number)
_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 10, 2007 we entered into a Master Supply Agreement with Avon Products, Inc. (“Avon”). Pursuant to the Master Supply Agreement, over the term of the Agreement, we will furnish to Avon, and Avon will purchase from us, seventeen million units of certain of our products. The Agreement shall remain in effect through the second anniversary of the first shipment of such products in commercial production quantities.

Avon previously had advanced $700,000 to our subsidiary, Innopump, Inc., on September 26, 2006 and an additional $1,000,000 to Innopump, Inc. on May 14, 2007 for funding pre-production tooling and mold expenses so that we could deliver pre-production samples to Avon for its inspection. We previously reported such advances, the credit memo issued in connection with such advances and the samples satisfying Avon’s requirements in our Current Reports on Form 8-K dated September 29, 2006 and May 14, 2007, and filed on October 4, 2006 and May 18, 2007, respectively.

Pursuant to the terms of the Credit Memo previously entered into with Avon, we will repay Avon’s advances by a credit against the purchase price of products sold to Avon pursuant to the Master Supply Agreement and pursuant to other agreements that may be entered into between us and Avon, commencing six months after the date of the first shipment of our products to Avon.

A copy of the Master Supply Agreement is filed as Exhibit 10.1 to this report and is incorporated in its entirety.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

10.1	Master Supply Agreement dated July 10, 2007 between Versadial, Inc. and Avon Products, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSADIAL, INC.

Date: July16, 2007	By:	/s/ Geoffrey Donaldson
Geoffrey Donaldson Chief Executive Officer